AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Merger Agreement") is made effective as of November 22, 2006, by and between **Emerge Capital Corp.**, a Delaware corporation (the "Parent"), and **Turnaround Partners, Inc.**, a Nevada corporation (the "Subsidiary" and, together with the Parent, the "Constituent Corporations").

WHEREAS, the Board of Directors of the Parent and the Board of Directors of the Subsidiary have determined that it is advisable and in the best interests of their respective stockholders that the Parent merge into the Subsidiary upon the terms and conditions provided herein; and

WHEREAS, on or about October 27, 2006, the Parent furnished to all stockholders of the Parent that certain Information Statement on Schedule 14C (the "Information Statement"), a copy which was also filed with the U.S. Securities and Exchange Commission on October 27, 2006, to (a) set forth the recommendation of the Board of Directors of the Parent for the approval by the stockholders of the Parent to migrate from Delaware to Nevada and (b) provide notice to all stockholders that certain principal stockholders, holding a supermajority of the voting capital of the Parent (89.15%), had intended to vote in favor of such migration in accordance with Delaware General Corporation Law ("DGCL");

WHEREAS, effective October 30, 2006, a supermajority of the stockholders of the Parent did vote in favor of the migration of the Parent from Delaware to Nevada and resolved to enter into this Merger Agreement for that purpose;

NOW, THEREFORE, the parties do hereby adopt the plan of merger by this Merger Agreement and do hereby agree that the Parent shall merge into the Subsidiary upon the terms and subject to the conditions herein.

1. **Terms and Conditions.**

1.1 *Merger.* Upon approval of the Merger Agreement by the stockholders of the Parent, the Parent shall be merged with and into the Subsidiary (the "Merger"), and the Subsidiary shall be the surviving corporation (the "Surviving Corporation") effective upon the date (the "Effective Date") that Articles of Merger deemed effective by the Secretary of State of Nevada in accordance with Nevada General Corporation Law ("NGCL").

1.2 *Succession.* On the Effective Date, the Subsidiary shall continue its corporate existence under the laws of the State of Nevada, and the separate existence and corporate organization of the Parent, except insofar as it may be continued by operation of law, shall be terminated and cease.

1.3 *Transfer of Assets and Liabilities.* On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights,

privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

1.4 *Stock of Parent and Subsidiary.* The authorized capital stock of the Parent consists of Nine Hundred Two Million (902,000,000) shares, Nine Hundred Million (900,000,000) of which are common stock, par value $0.001 per share and Two Million (2,000,000) shares of which are preferred stock, par value $0.01 per share. The authorized capital stock of the Subsidiary consists of Five Billion Two Million (5,002,000,000) shares, Five Billion of which are common stock, par value $0.001 per share and Two Million (2,000,000) shares of which are preferred stock, par value $0.01 per share.

On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their stockholders, (i) each share of the common stock of the Parent issued and outstanding immediately prior thereto shall be converted into a share of fully paid and nonassessable common stock of the Subsidiary at a ratio of one to one (1:1), each share of common stock of the Subsidiary issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares and (ii) each share of the preferred stock of the Parent issued and outstanding immediately prior to thereto shall be converted into a share of fully paid and nonassessable preferred stock of the Subsidiary at a ratio of one to one (1:1). The Subsidiary's authorized common stock was set by the Subsidiary's Board of Directors at Five Billion (5,000,000,000) shares in order to effect, by virtue of the Merger, the increase of authorized shares of the Parent's common stock from Nine Hundred Million (900,000,000) shares to Five Billion (5,000,000,000) shares, as is more fully set forth in the Information Statement and subsequently approved by a supermajority of the Parent's stockholders on October 30, 2006.

1.5 *Stock Certificates.* On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock of the Parent shall be deemed for all purposes to evidence ownership of and to represent the shares of the Subsidiary into which the shares of the Parent represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Subsidiary evidenced by such outstanding certificate as above provided.

2. Charter Documents, Directors and Officers.

2.1 *Articles of Incorporation and Bylaws.* The Articles of Incorporation and Bylaws of the Subsidiary in effect on the Effective Date shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.2 *Directors.* The directors of the Parent immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

2.3 *Officers.* The officers of the Parent immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3. Miscellaneous.

3.1 *Further Assurances.* From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of the Parent such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Parent and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Parent or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2 *Amendment.* At any time before or after approval by the stockholders of the Parent, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the stockholders of the Parent the principal terms may not be amended without the further approval of the stockholders of the Parent) as may be determined in the judgment of the respective Board of Directors of the Subsidiary and the Parent to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

3.3 *Conditions to Merger.* The obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

(a) the Merger shall have been approved by the stockholders of the Parent in accordance with applicable provisions of DGCL; and

(b) the Parent as sole stockholder of the Subsidiary, shall have approved the Merger in accordance with NGCL; and

(c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of the Parent to be material to consummation of the Merger shall have been obtained.

3.4 *Abandonment or Deferral.* At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Parent or the Subsidiary or both, notwithstanding the approval of this Merger Agreement by the stockholders of the Parent or the Subsidiary, the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of the Parent and the Subsidiary, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or stockholders with respect thereto,

except that the Parent shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

3.5 *Governing Law.* This Merger Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

3.6 *Counterparts.* In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts; each executed counterpart shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of the Parent and the Subsidiary, is hereby executed on behalf of each corporation and attested by their respective officers thereunto duly authorized.

PARENT:

Emerge Capital Corp.
a Delaware corporation

By: Timothy J. Connolly
Its: President

SUBSIDIARY:

Turnaround Partners, Inc.
a Nevada corporation

By: Timothy J. Connolly
Its: President